EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 8, 2016 (the “Commencement Date”), by and among Ambumed, Inc., a Maryland corporation d/b/a/ National Cardiac Monitoring Center (the “Company”), having an address at P O Box 307, Glenelg, Maryland 21737, Event Cardio Group Inc., a Nevada corporation, having its principal office at 7694 Colony Palm Drive, Boynton Beach Florida 33436 (the “Parent”), and Joseph K. Hashim, residing at 21 Fairview Ave. apt 224, Tuckahoe, NY 10707 (the “Executive”).

Preliminary Statement

The Company is in the cardiac monitoring and related services business and was recently acquired by the Parent. Prior to the acquisition, the Executive was the Vice President of the Company.

The Company desires to employ the Executive as its Chief Operating Officer, and Executive desires to be so employed, upon and subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Employment. The Company hereby employs Executive as its Chief Operating Officer and Executive hereby accepts such employment, upon and subject to the terms and conditions in this Agreement. Executive shall be based in the Company’s office in or proximate to Glenelg, Maryland or at such other place as the parties may hereafter mutually agree, although Executive recognizes that domestic and international travel will be necessary in connection with the proper discharge of his duties.

2. Term. This Agreement shall have term of approximately four years, commencing as of the Commencement Date and, subject to the termination provisions of this Agreement shall terminate on July 31, 2020. The actual period during which Executive is employed by the Company is referred to as the “Employment Period.”

3. Duties. Initially, Executive shall serve as the Chief Operating Officer of the Company. In such capacity Executive shall render such services and perform such duties for the Company and its affiliates as are consistent with Executive’s position or as the Chairman of the Company shall from time to time direct or request. Executive shall devote Executive’s full business time, energy and skill to Executive’s employment hereunder and agrees to serve the Company faithfully, diligently and to the best of Executive’s ability. Executive shall report to the Chairman of the Company or such other officer(s) as may be designated from time to time for such purpose by the Chairman.

4. Compensation.

In consideration of the services to be rendered by Executive hereunder, Executive shall receive the following

(a) Salary. The Company shall pay Executive a base salary initially at the rate of One Hundred Fifty Thousand Dollars ($150,000) per year, payable in substantially equal bi-weekly or other installments in accordance with the Company’s standard payroll practices from time to time in effect. Executive’s base salary shall be increased to Two Hundred Thousand Dollars ($200,000) per year on the first anniversary of the Commencement Date and to Two Hundred Fifty Thousand Dollars ($250,000) per year commencing on the second anniversary of the Commencement Date.

(b) Bonus. The The Executive shall be eligible to receive an annual bonus commencing in the second year of his employment hereunder in accordance with performance criteria which may be established by the Board of Directors in its sole and absolute discretion from time to time. The amount and criteria for a performance bonus for the second year of employment will be determined by the Board of the Company in consultation with the Executive in accordance with the methodology set forth on Exhibit A.

(c) Equity. Promptly after the Commencement Date the Parent shall issue to the Executive (i) 3,000,000 restricted shares of its common stock registered in the name of the Executive or his nominee(s) and grant the Executive an option (the “Option”) to purchase an additional 1,000,000 restricted shares of the Parent’s common stock at an exercise price of $0.15 per share, which Option may be exercised in whole or in part from time to time, during the period commencing August 1, 2016 and ending on July 31, 2020. The terms and conditions of the Option shall be as set forth in the Option Agreement annexed hereto as Exhibit B.

(d) Employee Benefit Plans; Health Insurance; Expense Allowance.

(i) Employee Benefit Plans. Subject to meeting standard eligibility requirements, Executive shall be eligible to participate, in accordance with the terms thereof, in any employee health, hospitalization or medical insurance plan, life insurance or disability insurance plan or any 401(k), pension or other similar plans, that may be established and maintained by the Company for the general benefit of its senior executives. The Plans currently maintained by the Company are set forth on Exhibit C. The foregoing shall not be construed to require the Company to establish or maintain any plans, or to prevent the Company from modifying or terminating any plan once established, provided that the Company shall provide Executive with health insurance.

(ii) Expenses. The Company shall reimburse Executive for Executive’s reasonable business expenses incurred in performing his duties hereunder, subject to and in accordance with applicable expense reimbursement policies of the Company.

(e) Vacation. Executive shall be entitled to take up to an aggregate of three (3) weeks (i.e., fifteen (15) business days) of vacation each contract year (or a pro rata number of vacation days in respect of any partial contract year during the term hereof), which shall be scheduled so as to minimize interference with the business of the Company. Unused vacation may not accumulate from year to year, and any vacation time not used by the end of any year shall not require any additional payment to Executive.

5. Deductions and Withholdings. All payments and compensation to Executive pursuant to this Agreement shall be subject to such deductions and withholdings as the Company determines are required or appropriate under applicable law.

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6. Representations. Executive represents and warrants that Executive is not a party to any agreement, contract or understanding, whether of employment or otherwise, and whether written or oral, express or implied, with any party, which could be deemed, in whole or in part, to be inconsistent with or to conflict with, or could in any way restrict or prohibit Executive from performing Executive’s obligations under this Agreement.

7. Confidential Information. To enable Executive to successfully perform the duties associated with Executive’s employment hereunder, it is necessary to entrust Executive with certain valuable proprietary information of the Company which is essential to the profitable operation of the Company and which gives the Company a competitive advantage over other firms pursuing related business activities. Executive acknowledges that all non-public information, including, but not limited to, financial information, business and strategic plans, product information, scientific, medical and academic consultants and relationships, know-how, trade secrets, market reports, Company documents and other materials relating to the business, services and activities of the Company, supplier and vendor lists, and other information regarding the Company’s licensors, suppliers, vendors, manufacturers, clients, consultants, agents and customers or regarding any agreements with any of the foregoing, and other confidential and proprietary information, whether written, oral, electronically encoded or otherwise, to which Executive gains access by reason of Executive’s employment by the Company or owned, used or possessed by the Company or its affiliates (collectively, “Confidential Information”), is and shall remain the sole property of the Company (or such affiliates) and constitutes a valuable, special and unique asset of the Company’s (or such affiliates’) business. Given the value of this Confidential Information, Executive agrees, as a condition of Executive’s employment, that, except in the course of properly performing his duties on behalf of the Company, Executive shall not, at any time during or after the period of Executive’s employment with the Company, without the prior written consent of the Company by its Chairman, disclose any such Confidential Information to any third party for any reason or purpose whatsoever, and Executive further agrees to immediately return to the Company all Confidential Information (inclusive of any and all copies) upon the termination of Executive’s employment or earlier upon the request of the Company. In addition, Executive shall not make use of any such Confidential Information for Executive’s own purposes or for the benefit of any third party under any circumstances, during or after the period of Executive’s employment with the Company; provided, however, that, during and after such term of employment, these restrictions shall not apply to such Confidential Information which is then in the public domain (provided that Executive was not responsible, directly or indirectly, for the fact that such secrets or information have entered the public domain without the Company’s consent). Executive further agrees to disclose immediately to the Company any and all Confidential Information conceived, discovered, introduced or developed in whole or in part by Executive at any time while employed by the Company, and hereby assigns to the Company all of Executive’s right, title and interest in and to same, and Executive agrees to execute, acknowledge and deliver any instruments or documents and to do all other things reasonably requested by the Company (both during and after Executive's employment with the Company) in order to completely vest in the Company all ownership rights in the same.

8. Restrictive Covenant; Non-Competition; Non-Solicitation.

(a) Executive acknowledges and recognizes the highly competitive nature of the Company’s business and the investment to be made by the Company in the activities of Executive, and that as a senior officer of Company Executive shall have access to Confidential Information. Executive further acknowledges that as a result of the education, training, employment and promotion and access to Confidential Information that Executive shall receive from the Company pursuant to this Agreement, Executive may receive offers of employment from or by others engaging in or wishing to engage in activities reasonably similar to activities performed by Executive for the Company. Executive accordingly agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company by its Chairman:

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(i) while employed by the Company and for a period one (1) year after expiration or termination of Executive’s employment for any reason (whether voluntary or involuntary), own, manage, operate, join, control or become employed or engaged by, or render any services of an advisory nature or otherwise to, or participate in the ownership, management, operation or control of, or otherwise engage in, have any interest in or be connected in any manner with (except solely for the ownership by Executive of not more than three percent (3%) of the voting capital stock of a publicly-held corporation) any person, business or activity which, directly or indirectly, engages in a Competitive Business within the United States and its territories, Canada or anywhere else in the world. As used herein in, a “Competitive Business” is a business which provides cardiac monitoring and related services to hospitals, physicians, patients and third party providers. Executive shall be bound by the provisions of this Section 8(a) (i) after the termination of his engagement if the Company shall pay to him the sum of $5,000 per month in approximately equal increments on the Company’s regular payroll dates.

(ii) while employed by the Company and for a period of one (1) year after expiration or termination of Executive’s employment for any reason (whether voluntary or involuntary), solicit, entice or induce any Customer (as defined below) of the Company to cease or limit its business with the Company, or to become a licensor, customer, supplier, vendor or client of any other person (including, without limitation, Executive, individually) or entity engaged in any activity or business competitive with the Company, and Executive shall not cause, assist or facilitate any person or entity in taking any such prohibited action; or

(iii) while employed by the Company and for a period of one (1) years after expiration or termination of Executive’s employment for any reason (whether voluntary or involuntary), solicit, attempt to solicit or entice away from the Company’s employment, or employ, retain or engage any employee of the Company, or former Company employee who was employed by the Company at any time during the then prior six months, or disrupt or interfere with, or attempt to disrupt or interfere with, the Company’s relationship with any such person, and Executive shall not cause, assist or facilitate any person or entity in taking any such prohibited action.

(b) For purposes of this Agreement, a “Customer” of the Company shall mean any person or entity, who or which is, or was at any time within the prior one year period, a licensor or purchaser, manufacturer or supplier of goods or services (or prospective licensor, purchaser, manufacturer or supplier), to or from the Company, as the case may be.

9. Certain Remedies. Executive agrees that any breach by Executive of Section 7 or 8 of this Agreement will cause irreparable damage to the Company and that in the event of any such breach or threatened breach, the Company shall have, in addition to any and all remedies of law, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of Executive’s obligations thereunder without any obligation to post any bond or other form of security in connection therewith; provided, however, that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedy available for such breach or threatened breach.

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10. Termination_by the Company Without Cause. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement and Executive’s employment hereunder may be terminated by the Company at any time upon at least thirty (30) days’ prior written notice to Executive. In the event of any such termination by the Company “without cause,” the Company shall thereafter owe to the Executive, as severance a sum equal to the amount of salary and bonus to which he is entitled hereunder for the remainder of the Employment Period had his employment not been so terminated by the Company. The aforesaid amounts (other than bonus) shall be payable to Executive in substantially equal and successive bi-weekly or other installments over the remainder of the Employment Period but for such termination by the Company, all of which shall be paid on or about the same dates on which payments of salary are generally made to employees of the Company. Payment of the bonus, if any, payable to the Executive shall be payable when otherwise payable in accordance with the terms of this Agreement or as otherwise provided in any agreement or document granting such bonus.

(b) Termination by the Company For Cause. This Agreement may be terminated immediately by the Company (by notice to Executive) for cause (as hereinafter defined). For purposes of this Agreement, “cause” shall mean:

(i) the breach by Executive, in any material respect, of this Agreement, for example, the intentional use or disclosure of the Confidential Information of the Company in an attempt to personally benefit therefrom or the breach of the provisions of Section 8 hereof in an effort to achieve personal gain, and the repeated refusal or other failure by Executive after written notice to perform any of Executive’s material duties hereunder other than a failure to perform resulting from death or physical or mental disability) and failure by Executive to cure such breach within ten (10) days of written notice thereof from the Company, provided that Executive need not be given the opportunity to cure if there have been repeated failure’s to perform his duties hereunder;

(ii) the commission by Executive of any act of dishonesty, fraud, intentional material misrepresentation or moral turpitude in connection with his employment, including, but not limited to, misappropriation or embezzlement of any funds of the Company or any of its affiliates;

(iii) the commission by Executive of any (1) willful misconduct, or (2) intentional act having the effect of injuring the reputation, business or business relationships of the Company or any of its affiliates, and which intentional act would not reasonably be deemed to be in the best interests of the Company;

(iv) the indictment of Executive for a crime (other than a routine traffic offense) which carries a potential penalty of imprisonment for more than ninety (90) days and/or a fine in excess of Ten Thousand Dollars ($10,000);

(v) Executive’s abuse of alcohol, prescription drugs or controlled substances in a manner which repeatedly negatively impacts his performance on behalf of the Company;

(vi) Executive’s deliberate disregard of any material rule or policy of the Company, such as the sexual harassment or physical abuse of an employee of the Company, and failure to cure the same within ten (10) days of written notice thereof from the Company; or

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(vii) excessive absenteeism of Executive other than for reasons of illness, after written notice from the Company with respect thereto.

Upon termination for cause Executive shall not be entitled to compensation other than accrued salary and unreimbursed expenses, provided that termination for cause shall not result in the forfeiture of the option to purchase 1,000,000 shares of the Parent’s common stock unless such termination is for a breach of clauses (i), (ii) and (vi) of this Section 10(b).

(c) Termination Due to Death or Disability. This Agreement shall terminate automatically upon the occurrence of Executive’s death. In addition, the Company shall have the right, at any time after Executive shall have become disabled, to terminate this Agreement immediately. For purposes of this Agreement, Executive shall be deemed to have become “disabled” when, by reason of physical or mental illness, incapacity or disability, Executive shall fail to perform Executive’s duties hereunder for one continuous period of thirty (30) days or more, or shorter periods aggregating sixty (60) days or more, within any period of twelve (12) consecutive months; provided, however, that any days of disability separated by ten (10) or fewer days shall be considered continuous. If this Agreement is terminated due to Executive’s death or disability his estate or Executive, as the case may be, shall be paid one-quarter of the salary which would otherwise have been paid to Executive over the remaining term of this Agreement, such amounts to be paid periodically in accordance with the Company’s regular payroll practices.

(d) Termination by Executive for Good Reason. This Agreement and Executive’s employment hereunder may be terminated at any time by Executive for “Good Reason.” For purposes of this Agreement, Good Reason shall mean (i) a material diminution in Executive’s title, duties or responsibilities, or the assignment to Executive of duties that, taken as a whole, are materially inconsistent with the scope of duties and responsibilities associated with the position of President and Chief Executive Officer, or (ii) the breach by the Company, in any material respect, of this Agreement, and failure by the Company to cure the same within ten (10) days of written notice thereof from Executive. In the event of a termination of this Agreement by Executive for Good Reason, Executive shall be paid as severance the same amounts and benefits as those to which he would have been entitled pursuant to the provisions of Section 10(a) in the case of a termination of this Agreement by the Company without cause.

11. Obligations of Company Upon Termination. Upon the expiration or termination of this Agreement for any reason, the Company shall be under no further obligation to Executive except to pay Executive any salary owing to Executive under Section 4(a) for services rendered up to last day of the Employment Period (the “Termination Date”), any reimbursement due for expenses properly incurred by Executive up to and including the Termination Date and any amount specifically provided for in Section 10. As a condition to the receipt of any amounts due Executive upon termination of this Agreement, Executive shall deliver to the Company a General Release in form and substance satisfactory to the Company.

12. Miscellaneous.

(a) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be either personally delivered, sent by prepaid, receipted, express overnight courier service (such as FedEx), or sent by certified mail, return receipt requested, postage prepaid, addressed to the party to whom or which notice is to be given at the address set forth for such party at the beginning of this Agreement, or to such other address as such party may have fixed by notice given in accordance with this paragraph. Copies of any and all notices to the Company hereunder shall be sent by any permitted means of giving notice hereunder to Vincent J. McGill, Esq., Eaton & Van Winkle, 3 Park Avenue, New York, New York 10016 (or to such other address as the applicable party may specify by notice given in accordance with this paragraph). Any notice given hereunder as aforesaid shall be deemed given and effective upon receipt, or if delivery is refused, upon attempted delivery in accordance with the foregoing.

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(b) Assignability and Binding Effect. This Agreement is personal in nature and neither of the parties hereto shall, without the prior written consent of the other assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Company shall have the right to assign and/or delegate any or all of its rights and obligations hereunder to any person or entity who or which shall acquire (whether by sale of assets, merger or otherwise) all or substantially all of its assets (excluding, for purposes of any such determination, cash, cash equivalents and any real property or interests therein). Any assignment or delegation by either party in violation of this Agreement shall be null and void ab initio. Subject to the foregoing two sentences, this Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(c) Severability. It is the desire and intent of the parties hereto and the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement may be sought. Accordingly, if any one or more of the provisions of this Agreement shall be adjudicated to be invalid, illegal or unenforceable in any respect, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid, illegal or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and the remaining provisions contained herein shall not in any way be affected thereby. Further, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision(s) shall be construed by limiting and reducing the same, so as to be enforceable to the maximum extent permitted under the applicable law as it shall then exist.

(d) Survival. Notwithstanding anything herein to the contrary, the provisions of Sections 7, 8, 9 and 11 shall survive the expiration or termination of this Agreement.

(e) Section Headings. The section headings contained in this Agreement are for convenience of reference only and shall not be deemed to have any substantive effect.

(f) Governing Law, Arbitration, Jurisdiction and Venue. The parties desire that this Agreement be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely therein (without giving effect to the conflicts of laws rules thereof). Except as otherwise provided in Section 9 above, any controversy, claim or dispute arising out of or relating to this Agreement, or any breach or alleged breach hereof, which cannot be settled amicably by the parties within a period of thirty (30) days, shall be settled by final and binding arbitration, conducted in New York City, New York, before, and in accordance with the Commercial Arbitration Rules of, the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of such arbitration shall be borne equally by the parties thereto and each party shall bear such party’s own attorneys’ fees in connection with such arbitration; provided, however, that the prevailing party in any arbitration arising under this Section shall be entitled to recover from the other party such prevailing party’s reasonable attorneys’ fees and expenses incurred with respect thereto in addition to any other available remedies.

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With respect to claims arising under Section 9 or otherwise in aid of arbitration, each party hereby consents to and submits to the exclusive jurisdiction of the federal and state courts located in the State of New York, City of New York, and any action or suit under this Agreement shall be brought in the federal or state court with appropriate jurisdiction over the subject matter established or sitting in the State of New York, City of New York, and each party hereby agrees not to raise in connection therewith, and hereby waives, any defenses based upon the venue, the inconvenience of the forum, the lack of personal jurisdiction, the sufficiency of service of process or the like in any such action or suit brought in such court in the State of New York, City of New York.

(g) Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and cancels and supersedes any and all prior agreements, understandings and representations, whether written or oral, express or implied, between the parties with respect thereto. This Agreement may not be modified or amended, nor may any of its provisions be waived, except pursuant to a written instrument signed by both of the parties hereto (and in the case of the Company, signed on its behalf by its Chairman or Vice Chairman).

(h) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including, without limitation, by counterpart delivered by facsimile, each of which shall constitute one and the same instrument. In the event this Agreement is executed by either party by facsimile counterpart, such party shall promptly send an original to the other party. Notwithstanding anything herein to the contrary, the effectiveness of this Agreement and Executive’s employment pursuant to the terms and conditions hereof is contingent upon the mutual execution and delivery of this Agreement by Executive and the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AMBUMED, INC.
By: /s/ John Bentivoglio John Bentivoglio President and CEO
EVENT CARDIO GROUP INC. By: /s/ John Bentivoglio John Bentivoglio President and CEO /s/ Joseph Hashim
Joseph K. Hashim

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EXHIBIT A

BONUS METHODOLOGY FOR YEAR 2 AND THEREAFTER

At least 30 days before the First Anniversary date the Board of Directors will establish a bonus plan for Executive based upon revenues and net income before taxes.

Pursuant to the Plan Executive shall be entitled to a bonus of up to $100,000 if 100% of the targets are achieved. The portion of the bonus payable to Executive will be determined by taking the average of the percentage of the performance targets achieved by the Company and multiplying such percentage, expressed as a fraction, by $100,000, provided that no bonus will be paid unless at least an average of 25% of the targets are achieved and the bonus shall not exceed $150,000.

For example, if revenues in the first employment year were $5,000,000, the Board, in light of reasonable projections, may set a target for revenues of $7,000,000, an increase of $2,000,000 and, if net income before taxes in the first year was $1,000,000, the Board, in light of reasonable projections might set a target of $2,000,000, an increase of $1,000,000.

If the actual increases in revenues and net income before taxes were:

Revenues Net Income before taxes Bonus

$1,000,000 $500,000 $50,000

1,000,000 -0- 25,000

4,000,000 2,000,000 150,000

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EXHIBIT B

FORM OF OPTION

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EXHIBIT C

CURRENT BENEFIT PLANS

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